UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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TOWER FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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116 East Berry Street, Fort Wayne, Indiana

April 6, 2006

Dear Fellow Shareholder:

Please accept my personal invitation to attend the annual meeting of Tower Financial Corporation shareholders.

Tower Financial Corporation
Annual Meeting of Shareholders

Tuesday, May 15, 2007, 5:30 p.m., EST

In the lobby of Tower Bank
116 East Berry Street
Fort Wayne, Indiana

Enclosed you will find your proxy statement and proxy voting card, and the 2006 Annual Report to Shareholders. We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, whether or not you plan to attend the meeting.

If your schedule permits you to attend the meeting, you may RSVP to Sandy Funk at 260.427.7159 or you may indicate your attendance plans on the proxy card. We look forward to visiting with you that evening.

Sincerely,

Donald F. Schenkel
Chairman and Chief Executive Officer

Annex A

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 15, 2007

TO THE SHAREHOLDERS OF
TOWER FINANCIAL CORPORATION

The 2007 Annual Meeting of Shareholders of Tower Financial Corporation will be held in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802 on Tuesday, May 15, 2007 at 5:30 p.m., EDT, for the purpose of considering and voting upon the following matters:

1.	To elect three Class I directors whose terms will expire in 2010 or until their respective successors are duly elected and qualified;

2.
To ratify the appointment by the Audit Committee of the Board of Directors of Crowe Chizek and Company LLC as Tower Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	OTHER BUSINESS. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Wednesday, March 7, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) or postponement thereof. The stock transfer books will not, however, be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

We urge you to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope as promptly as possible, so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting, whether or not you plan to attend the meeting in person. If you attend the meeting, you may revoke your proxy and vote in person. We urge you to vote as soon as possible to ensure that your vote will be properly recorded and counted.

The Company’s Annual Report for the year ended December 31, 2006, is enclosed herewith.

By Order of the Board of Directors,

Donald F. Schenkel
Chairman of the Board, President & Chief Executive Officer

Fort Wayne, Indiana
April 6, 2007

This Notice and Proxy Statement are first being sent to shareholders on or about April 6, 2007.

TOWER FINANCIAL CORPORATION
116 EAST BERRY STREET
FORT WAYNE, INDIANA 46802

PROXY STATEMENT
for
Annual Meeting of Shareholders

To be held May 15, 2007

SOLICITATION OF PROXIES, VOTING AND OTHER MATTERS

General

This Proxy Statement and the accompanying proxy is being furnished to shareholders of Tower Financial Corporation (the “Company”) in connection with the solicitation of proxies by our Board of Directors, to be voted at the 2007 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) on Tuesday, May 15, 2007 at 5:30 p.m., Fort Wayne time and at any and all adjournments and postponements thereof, in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana 46802. The executive offices of the Company are located at, and the mailing address of the Company is, 116 East Berry Street, Fort Wayne, Indiana 46802.

When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on March 7, 2007 will be entitled to notice of and to vote at the 2007 Annual Meeting or at any adjournment(s) or postponement thereof. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, either present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. As of that Record Date, we had 4,072,332 shares of common stock outstanding, each entitled to one vote on each matter to be acted on at the Annual Meeting. There is no cumulative voting.

This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about April 6, 2007. The Company’s Annual Report to Shareholders for 2006 is enclosed herewith but does not constitute any part of the materials for solicitation of proxies.

Information About the Annual Meeting and Voting

You may revoke your proxy and change your vote at any time before its exercise at the Annual Meeting. If you execute and deliver more than one proxy, the proxy having the latest date will revoke any earlier proxies. If you voted by proxy but attend the Annual Meeting, you will be given the opportunity to revoke your proxy and vote in person. You may also revoke your proxy by giving written notice of revocation to the Company addressed to Richard R. Sawyer, Vice President, 116 East Berry Street, Fort Wayne, Indiana 46802. No such revocation shall be effective, however, unless such notice of revocation is received by the Company at or prior to the Annual Meeting. Unless revoked, your proxy will be voted at the Annual Meeting in accordance with your instructions.

With respect to all shares you hold in your own name, if you do not provide contrary instructions in your proxy, your shares will be voted FOR Proposal 1 (the election as directors of all nominees listed under “Election of Directors”); FOR Proposal 2 (the “Ratification of Engagement of Outside Accountants”); and FOR discretionary authority to vote on any other matter to properly come before the meeting. In the election of directors (Proposal 1), you may vote “FOR” all the director nominees or your vote may be “WITHHELD” from one or more nominees. For all other proposals, you may vote “FOR” or “ABSTAIN.” Provided that a quorum is present (i.e., a majority of the shares of our common stock outstanding as of the record date and entitled to vote are represented either in person or by proxy at the Annual Meeting), directors will be elected by a plurality of the votes actually cast. Thus, for this year, those nominees receiving the three highest number of votes will be elected, regardless of the number of votes which for any reason (including abstentions, broker non-votes or withheld votes) are not cast for the election of such nominees. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1 other than reducing the number of votes a candidate receives. Abstentions, however, will have the same effect as a vote against Proposals 2 and 3, which require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote.

With respect to shares held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record owner of your shares, is required to vote your shares in accordance with your instructions. In order to vote these shares, however, you will need to follow your bank’s or brokerage firm’s voting directions. If you do not provide your voting instructions, your bank or broker will only be able to exercise its discretion and vote your shares with respect to Proposals 1 and 2.

If you own shares through the Tower Financial Corporation 401(k) Plan, your proxy will also serve as a voting instruction for Tower Bank & Trust Company, the administrator of the Plan, with respect to shares of Tower Financial Corporation common stock attributable to your 401(k) account as of the record date.

Each holder of a share of common stock shall be entitled to one vote for each share of common stock on all matters to be acted upon at the Annual Meeting. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Ratification of the Engagement of Outside Accountants or on matters involving discretionary authority will be approved if the votes cast “for” exceed those opposing that proposal.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering your completed proxy card or by casting a ballot if you attend the Annual Meeting).

The telephone and Internet voting procedures have been set up for your convenience and have been signed to authenticate your identity, to allow you to give your voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Monday, May 14, 2007.

In order for business to be conducted at the Annual Meeting with respect to a particular matter, a quorum (a majority of the shares of common stock issued, outstanding and entitled to vote, or 2,075,869 shares) must be present in person or by proxy.

Other Matters

The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment.

The entire cost of printing, assembling and mailing the Annual Report, this notice and this Proxy Statement, as well as soliciting proxies and the cost of forwarding solicitation materials to the beneficial owners of shares will be borne by the Company. Proxies may be solicited by mail, facsimile, e-mail and personal contacts. Directors, officers, or regular employees of the Company or its subsidiaries may also solicit proxies without additional compensation but may be reimbursed for out-of-pocket expenses.

Voting Results

An automated system administered by our transfer agent tabulates the votes cast by proxy, and we will adjust these totals for and hand tabulate the votes cast in person at the Annual Meeting. We will report the voting results in our quarterly report on Form 10-Q for the second quarter of 2007, which we expect to file with the Securities and Exchange Commission in August 2007.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or e-mail address: Tower Financial Corporation, 116 East Berry Street, Fort Wayne, Indiana 46802, telephone: 260-427-7000 or via e-mail at customer.care@towerbank.net. If you want to receive separate copies of the proxy statement or Annual Report to Shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, telephone number or e-mail address.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law and our Articles of Incorporation and Bylaws. The role of our Board of Directors is to effectively govern the affairs of our Company for the benefit of our shareholders and other constituencies. The Board strives to ensure the success and continuity of our Company and its mission through the election and appointment of qualified management. It is also responsible for ensuring that Tower Financial Corporation’s activities are conducted in a responsible and ethical manner. We are committed to the maintenance of sound corporate governance principles.

We operate under corporate governance principles and practices that are reflected in written Corporate Governance Guidelines and in a written Charter for our Nominating and Corporate Governance Committee, both of which are available on our website at www.towerbank.net. These include the following principles:

•
A majority (although currently 92%) of our directors and all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are required to meet the independence requirements of the Nasdaq National Market.

•	The Board and each Board committee have the authority to engage independent legal, financial or other advisors as they deem necessary, at our expense.

•	Non-employee directors meet in executive session at least three times annually.

•	Our Board and Board committees conduct an annual self-evaluation.

•	Our Board reviews successive planning at least annually.

•	Directors have free access to our officers and employees.

•	Our independent directors utilize input from the Nominating and Corporate Governance Committee and from the Compensation Committee to conduct an annual review of our CEO’s performance.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Kathryn D. Callen, R.V. Prasad Mantravadi, M.D., and Irene A. Walters. Irene A. Walters serves as the Chair of this Committee. Each of the Nominating and Corporate Governance Committee members is “independent,” as such term is defined under Nasdaq Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board concerning the organization, size and composition of our Board of Directors and its three standing committees; identifing individuals qualified to become as well as to continue to serve as Board members and committee members, consistent with criteria approved by the Board and reflected in the Committee’s Charter; recommending to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Shareholders; recommending appointments to and the Chairs of the three standing committees; developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and Board members. The Committee’s responsibilities also include oversight of the Board’s annual review of succession planning with respect to senior executives. The Nominating and Corporate Governance Committee also drafts, administers and oversees a Code of Conduct for the Company’s directors and senior officers, as well as a Company-wide Code of Ethics.

The Company’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.towerbank.net and is periodically reviewed by the Committee members of the Nominating and Corporate Governance Committee. The Committee identifies potential nominees for membership on the Board, taking into account such factors, among others, as education, areas of expertise or specific skills, general business acumen, the nominee’s ability to represent all shareholders without a conflict of interest, the nominee’s ability to work in and promote a productive environment, an established record of personal achievement and independent thought, and geographic, occupational, gender, race and age diversity. Nominees are then evaluated on the basis of their experience, judgment, integrity, understanding of the Company and willingness to devote sufficient time to carrying out his or her duties and responsibilities to the Board and its committees. Generally, the members of the Nominating and Corporate Governance Committee will first consider current Board members for re-nomination to the extent they have determined that these persons, through their prior performance, have demonstrated that they meet the applicable criteria and have developed a valuable in-depth knowledge of the Company, its history, its strengths and weaknesses, and its goals and objectives.

The Nominating and Corporate Governance Committee held two meetings during 2006.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. In order to provide the Nominating and Corporate Governance Committee sufficient time to evaluate candidates, shareholders desiring to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana 46802, no later than December 15, 2007, who will forward it to the Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual, as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s By-Laws. A summary of these requirements is provided in this proxy statement under “Shareholders’ Proposals for 2007 Annual Meeting.”

During 2006, the Board of Directors met eight times. During 2006, each of our directors attended 75% or more of the total number of meetings of the Board and the committees of which each such director was a member during the period of time in which he or she served on such committees. All of the Company’s twelve directors who served as directors during 2006 attended the Company’s 2006 Annual Meeting of Shareholders.

In addition to its Nominating and Corporate Governance Committee, we have two other standing committees, an Audit Committee and a Compensation Committee. Each of these committees has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Donald F. Schenkel is the only director who is also an employee of the Company, and he does not participate in any meeting at which his compensation is evaluated and determined.

Audit Committee

The current members of the Audit Committee are Keith E. Busse, Kathryn D. Callen, Jerome F. Henry, Jr., and William G. Niezer, who is the Chair of the Audit Committee. The Board of Directors and the Audit Committee believe that each current Audit Committee member is “financially literate,” in that each of them has financial management expertise as required by law. The Board and the Audit Committee, however, have designated Keith E. Busse as the “audit committee financial expert.” All Audit Committee members are “independent” as that term is defined by Nasdaq Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. None of the members of the Audit Committee serves on the Audit Committees of more than two other public companies.

The Audit Committee met nine times during 2006 and all members of the Audit Committee attended at least 75% of the Audit Committee meetings. The responsibilities of our Audit Committee and its activities during 2006 are described in the Report of the Audit Committee set forth beginning at page 38 of this Proxy Statement.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.towerbank.net.

Compensation Committee

The current members of the Compensation Committee are Michael S. Gouloff, Debra A. Niezer, and Joseph D. Ruffolo. Michael S. Gouloff serves as the Chair of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is “independent,” as such term is defined by Nasdaq Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Compensation Committee evaluates and approves the compensation of our President, Chief Executive Officer and other Named Executive Officers. The Committee also makes recommendations to our Board regarding the salaries and bonuses of our other executive officers and the compensation of our directors. The Compensation Committee also oversees the evaluation of management by the Board. The Compensation Committee administers our 1998 Stock Option Plan, our 2001 Stock Option Plan and our Tower Financial Corporation 2006 Equity Incentive Plan.

Our Board of Directors has adopted a written Charter for the Compensation Committee, which it revises from time to time. A copy of our Compensation Committee Charter, as revised, is attached as Annex A to this Proxy Statement and is also is available on our website at www.towerbank.net. In addition, the Compensation Committee reviews our Compensation Discussion and Analysis and determines whether it should be included in our Annual Report on Form 10-K or, alternatively, included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K. The Compensation Committee’s report is set forth beginning on page 12 of this Proxy Statement.

During 2006, the Compensation Committee held six full committee meetings, and all members of the Compensation Committee attended 75% or more of these meetings. Neither the Chief Executive Officers nor any of the Named Executive Officers were present during Compensation Committee deliberations regarding salaries or benefits.

Compensation Committee Interlock and Insider Participation

No officer or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2006. Moreover, during 2006, (a) no executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, and (b) no executive officer of the Company served as a director of another entity, one of whose executive officers served on our Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

The current Board of Directors consists of twelve members. The Articles of Incorporation and By-Laws of the Company further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible. Class I currently consists of only three directors (with terms expiring in 2007), Class II consists of four directors (with terms expiring in 2009) and Class III consists of five directors (with terms expiring in 2008).

Three Class I directors are to be elected at the 2007 Annual Meeting. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated R.V. Prasad Mantravadi, M.D., William G. Niezer, and John V. Tippmann, Sr., as Class I directors for three-year terms expiring in 2010. Each of the nominees is currently a Class I director whose term expires in 2007. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their respective terms at the 2008 or 2009 Annual Meeting of Shareholders.

Eleven of the twelve directors of the Company (indicated by asterisk in the following Table of “Information About Directors, Nominees and Executive Officers”) are “independent directors” as defined by Section 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has additionally reviewed all transactions during 2006 with companies in which such directors own any interest, for the purpose of ensuring that such transactions were approved in accordance with our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Parties and, further, for the purpose of determining whether any of such transactions impacted the independence of such directors. For additional discussion of this issue, we refer you to the section on “Related Persons Transactions” beginning on page 39. The Board affirmatively determined that none of such independent directors is an officer or employee of the Company or any of our subsidiaries and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

It is the intention of the persons named in the enclosed proxy to vote the proxy for the election of the three Class I nominees, unless you withhold authority to vote for the election of any or all of these nominees. Each of the nominees for election as director has indicated his or her willingness to serve, if elected, but in the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Nominating and Corporate Governance Committee, may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote the proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees.

The following section provides information, as of the date of this proxy statement, about each member of the Board of Directors, including the nominees for election as Class I directors. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he or she serves as a director. None of the director nominees or incumbent directors serves as a director of an investment company under the Investment Company Act of 1940 as amended.

Information about the number of shares of common stock beneficially owned by each director appears later in this proxy statement under the heading “Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of the Company’s Common Stock.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
CLASS I NOMINEES - R.V. PRASAD MANTRAVADI, M.D.,
WILLIAM G. NIEZER AND JOHN V. TIPPMANN, SR.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following information, including the name, age, five-year business experience and year each person became a director or executive officer, is furnished with respect to each director, including the three nominees for election as a Class I director (as indicated by an “X” in the “Director Nominee” column), the Chief Executive Officer and the four next highest paid executive officers (the “Named Executive Officers”) of the Company.

Name	Age	Position(s)	Director Nominee	Has Served as Director Since	Year When Term as a Director Expires

Keith E. Busse	63	Director*		1998	2008
Michael D. Cahill	46	Executive Vice President, Chief Financial & Operating Officer, and Secretary
Kathryn D. Callen	51	Director*		2001	2009
Michael S. Gouloff	59	Director*		1998	2008
Jerome F. Henry, Jr.	56	Director*		1999	2009
Darrell L. Jaggers	59	Executive Vice President and Chief Lending Officer
R.V. Prasad Mantravadi, M.D.	61	Director*	X	1999	2007
Debra A. Niezer	51	Director*		1998	2009
William G. Niezer	56	Director*	X	1998	2007
Joseph D. Ruffolo	65	Director*		1998	2009
Donald F. Schenkel	65	Chairman of the Board, President, Chief Executive Officer and Director		1998	2008
Gary D. Shearer	42	Executive Vice President and President of Tower Trust Company
John V. Tippmann, Sr.	65	Director*	X	1999	2007
Irene A. Walters	64	Director*		1998	2008
Donald R. Willis	69	Director*		2005	2008
* Indicates an “independent director”

The business experience of each of the directors and executive officers of the Company, the Bank and the Trust Company for at least the past five years is summarized below:

Keith E. Busse is the President and Chief Executive Officer of Steel Dynamics, Inc., a steel manufacturing company headquartered in Fort Wayne, Indiana, with principal manufacturing facilities in Butler, Columbia City, Pittsboro and Jeffersonville, Indiana, as well as Huntington, West Virginia, and Roanoke, Virginia. Mr. Busse and others formed Steel Dynamics in 1993. Mr. Busse has served in these positions since September 1993.

Michael D. Cahill has been the Chief Financial Officer and Secretary of the Company since June 2004, an Executive Vice President of the Company since November 2004, and Chief Operating Officer of the Company since October 2006. In October 2006, Mr. Cahill was also promoted to Chief Executive Officer and President of our subsidiary, Tower Bank and Trust. Mr. Cahill has over 20 years of senior financial management experience. Prior to joining the Company, Mr. Cahill served as the Chief Financial Officer for Physicians Health Plan of Indiana, CB Richard Ellis/Sturges and Northill Corporation.

Kathryn D. Callen is currently a member of the Board of Trustees at the University of Saint Francis, a position she has held since October 2000. Prior to this position, Ms. Callen served as Vice President of The Lutheran Health Foundation until 1994 and has held various other positions with The Lutheran Health Foundation since 1993. Ms. Callen is a former President of Summcorp Financial Services, Inc. and a former member of the Board of Directors of Summcorp and Summit Bank in Fort Wayne.

Michael S. Gouloff is Chairman and Chief Executive Officer of Schenkel & Shultz LLC. Schenkel & Shultz LLC, with 10 office locations, is an architectural firm nationally ranked by ENR, and is known for the design of educational, justice, and airport facilities. Mr. Gouloff has held these positions since 2003, and has served as CEO of Schenkel & Shultz LLC from 1985 until 2003. He has been employed by the firm since 1973.

Jerome F. Henry, Jr. founded and is the President of Midwest Pipe & Steel, Inc., a company specializing in steel service, industrial scrap and steel brokerage. Mr. Henry has held this position since 1975. Mr. Henry is also President of Paragon Tube Corporation, a manufacturer of steel tubing, and Paragon Steel Trading, Inc., a distributor of steel coils. Each company is headquartered in Fort Wayne. He has held these respective positions since 1990 and 1995.

Darrell L. Jaggers has been a Senior Vice President of the Bank since April 2005. He was promoted to Chief Lending Officer of the Bank in April 2006 and was promoted to Executive Vice President and Chief Lending Officer of the Company in October 2006. Previously, he served as Community President of Salin Bank in Fort Wayne from 1999 until joining Tower. He also served as commercial lender and commercial real estate manager with Bank One and its predecessors.

R. V. Prasad Mantravadi, M.D. has been a practicing physician and partner with Radiation Oncology Associates P.C. since 1983. Radiation Oncology is a physicians’ group providing health services to the entire Northeast Indiana Region.

Debra A. Niezer has been the Chief Operating Officer and Treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne, since January 2002. Prior to that time, beginning in April 1995, Ms. Niezer was Vice President and Assistant Treasurer of AALCO. From January 1989 to March 1995, Ms. Niezer served as Vice President and Employee Benefits Officer for NBD Bank, Indiana in Fort Wayne.

William G. Niezer is the Managing Executive of the Fort Wayne operations of Acordia of Indiana LLC, an insurance broker, a position he has held since September 1997. Mr. Niezer previously served as President and Chief Executive Officer of Acordia of Northeast Indiana, Inc., from February 1995 to September 1997.

Joseph D. Ruffolo has been a member of Ruffolo Benson LLC, a business investment firm located in Fort Wayne, since 1993. Ruffolo Benson LLC specializes in management buy-outs, capital sourcing and acquisitions. Mr. Ruffolo is also a director of Steel Dynamics, Inc.

Donald F. Schenkel is the President and Chief Executive Officer of the Company and a director of the Company and the Bank, positions he has held since July 1998, and was elected the Chairman of the Board of the Company and the Bank in October 1998. Mr. Schenkel also served as President of the Bank from October 1998 through March 2002 and Chief Executive Officer of the Bank from October 1998 through October 2006. Mr. Schenkel is a native of Fort Wayne and has over 40 years of experience in the banking industry. Prior to joining the Company, he served as First Vice President of NBD Bank, Indiana. From 1993 to 1998, he served as Division Head of Retail Banking and Private Banking & Investments for NBD Bank, Indiana.

Gary D. Shearer has been an Executive Vice President of the Company and the President of Tower Trust Company, a wholly-owned subsidiary of the Company since January 2006. From January 2001 to December 2005 he served as the Senior Vice President and Trust Officer of the Bank. From August 1999 to December 2000 he served as Vice President and Trust Officer of the Bank. Mr. Shearer has over 20 years of banking and trust experience. From 1994 to 1999, Mr. Shearer served as Vice President and Investment Officer at Fort Wayne National Bank and Vice President and Regional Trust Manager at National City Bank of Indiana.

John V. Tippmann, Sr. is Chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, operates frozen/refrigerated distribution warehouses, specializes in the design and construction of frozen food process and cold storage facilities, and manages many commercial buildings and properties throughout the Midwest.

Irene A. Walters is the Executive Director of University Relations and Communications at Indiana University-Purdue University Fort Wayne. Ms. Walters has held this position since 1995. Prior to that time, from 1990 to 1995, Ms. Walters was the Executive Director of the Fort Wayne Bicentennial Celebration Council.

Donald R. Willis was appointed to the Board of Directors in February 2005. Mr. Willis has served as a director of Tower Bank & Trust Company since 2003. Mr. Willis is Chairman and managing member of Fourth Wave, LLC, a position he has held since 2003. Fourth Wave, LLC is a company specializing in Public Safety and Asset Management systems. Mr. Willis also founded Command System, Inc. in 1989, which developed enterprise-level software for military use. Mr. Willis served as the President and Chief Executive Officer of Command System, Inc. from 1988 until this company was sold to General Dynamics in 2002.

Ms. Niezer is the sister-in-law of Mr. Niezer. There are no other family relationships among the directors and executive officers of the Company.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF THE COMPANY’S COMMON STOCK

The following table presents information regarding the beneficial ownership of our common stock as of the record date, March 7, 2007, by: (a) all persons, known to us to be a beneficial owner of more than five percent of our common stock, (b) the nominees for election as directors of the Company, (c) the directors of the Company whose terms of office will continue after the Annual Meeting, (d) the executive officers named in the Summary Compensation Table, and (e) all of our directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.
	Shares Beneficially Owned
Directors, Executive Officers & 5% Shareholders	Number (1)		Percent (2)

Keith E. Busse	58,604	(3)	1.39%
Michael D. Cahill	11,059	(15)	*
Kathryn D. Callen	12,000	(4)	*
Edwin Fraser	258,524	(5)	6.12%
Michael S. Gouloff	20,952	(6)	*
Jerome F. Henry, Jr.	280,708	(7)	6.64%
Darrell L. Jaggers	5,547	(16)	*
R.V. Prasad Mantravadi, M.D.	10,480		*
Debra A. Niezer	8,631	(8)	*
William G. Niezer	28,985	(9)	*
Joseph D. Ruffolo	39,552	(10)	*
Donald F. Schenkel	91,403	(11)	2.14%
Gary D. Shearer	30,771	(120	*
John V. Tippmann, Sr.	86,775	(7)	2.05%
Irene A. Walters	15,952	(13)	*
Donald R. Willis	4,000		*
All directors and executive officers of Company as a group (15 persons)	705,419	(14)	16.69%
*Less than 1%

(1)	Includes shares subject to stock options which are exercisable within 60 days.

(2)
The percentages shown are based on the 4,072,332 shares outstanding as of March 7, 2007, plus, for each person or group, the number of shares that the person or group has the right to acquire within 60 days pursuant to options granted under the Company’s 1998 and 2001 Stock Option and Incentive Plans.

(3)	Includes presently exercisable stock options to purchase 11,905 shares granted by the Company.

(4)	Includes 4,500 shares held by Ms. Callen’s children.

(5)
Based on Schedule 13G filed with the Securities Exchange Commission by Mr. Fraser. Mr. Fraser resides at 195 Marine Street, Farmingdale, New York 11735. Mr. Fraser has the sole authority to vote 133,090 shares and shared authority to vote 125,434 shares. The shares for which Mr. Fraser has shared voting power include shares beneficially owned by Mr. Fraser’s wife and shares beneficially owned in trusts for members of Mr. Fraser’s family for which Mrs. Fraser is the trustee.

(6)	Includes presently exercisable stock options to purchase 5,952 shares granted by the Company.

(7)	Includes presently exercisable stock options to purchase 11,175 shares granted by the Company.

(8)	Includes 2,190 shares owned by Ms. Niezer’s husband and children and presently exercisable stock options to purchase 1,191 shares granted by the Company.

(9)	Includes 1,733 shares owned by Mr. Niezer’s wife and children and presently exercisable stock options to purchase 5,952 shares granted by the Company.

(10)	Includes 1,100 shares owned by Mr. Ruffolo’s wife and children and presently exercisable stock options to purchase 8,452 shares granted by the Company.

(11)	Includes presently exercisable stock options to purchase 60,929 shares granted by the Company. Also includes 2,934 vested shares held in the Company’s 401(k) Plan.

(12)	Includes presently exercisable stock options to purchase 18,500 shares granted by the Company. Also includes 4,328 vested shares held in the Company’s 401(k) Plan.

(13)
Includes 5,000 shares owned by Ms. Walters’ husband, with respect to all of which she disclaims beneficial ownership, and presently exercisable stock options to purchase 5,952 shares granted by the Company.

(14)	Includes presently exercisable options to purchase 153,683 shares.

(15)	Includes presently exercisable stock options to purchase 8,125 shares. Also includes 1,434 vested shares held in the Company’s 401(k) Plan.

(16)	Includes presently exercisable stock options to purchase 4,375 shares granted by the Company. Also includes 172 vested shares held in the Company’s 401(k) Plan.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Code is posted on the Company’s website at www.towerbank.net. The Company intends to disclose any amendments to the Code by posting such amendments on its website. In addition, any waivers of the Code for directors or executive officers of the Company will be disclosed in a report on Form 8-K.

Shareholder Communications

The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Tower Financial Corporation, Board of Directors, c/o Secretary, 116 East Berry Street, Fort Wayne, Indiana 46802. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by us, or written representations from certain reporting persons that no filings were required for those persons, we believe that during 2006 all Section 16 filing requirements by all directors and officers were timely met, except that Jerome F. Henry, Jr. filed two Form 4s late, one of them involving a 2,500 share purchase on June 26, 2006, filed six days late, and the other, a 4,365 share purchase on December 26, 2006, filed one day late.

COMPENSATION COMMITTEE REPORT

Tower Financial Corporation’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee

Michael S. Gouloff, Chair
Debra A. Niezer
Joseph D. Ruffolo

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding future individual and company performance targets or goals. We have disclosed these targets or goals in the limited context of Tower Financial Corporation’s compensation programs; and, therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply any such statements to other contexts.

Introduction

The following Compensation Discussion and Analysis, or CD&A, addresses the principles and objectives underlying the compensation policies for our executive officers named in the Summary Compensation table. In addition, this CD&A provides perspective to the data presented in the tables that follow.

The Compensation Committee, or Committee, of the board of directors has responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy. The Committee annually evaluates and establishes the compensation of the Chief Executive Officer. Based on the recommendation of the Chief Executive Officer, the Committee also reviews and establishes the compensation of the Chief Financial Officer, and the Named Executive Officers, included in the Summary Compensation table, as well as certain other senior officers. The Committee reviews and approves annual compensation, annual incentive opportunity levels, long-term incentive opportunity levels, any special or supplemental benefits for Named Executive Officers, and grants and awards under our compensation plans. The Committee also reviews and approves incentive compensation plans in general and equity-based plans in particular, for Named Executive Officers as well as for directors, and recommends such plans to the board of directors for ultimate approval.

The following CD&A addresses:

•	the objectives for our compensation program (found in the section entitled “Compensation Philosophy and Objectives” beginning on page 13);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Objectives” beginning on page 13);

•	each element of compensation (set forth in the section entitled “Primary Elements of Our Compensation Program” beginning on page 15);

•	why we selected each element (described with each element of compensation, including base salaries, short-term incentives and long-term incentives);

•	how we determine amounts and formulas for pay (also described with each element of compensation, including base salaries, short-term incentives and long-term incentives); and

•
how each compensation element and our decisions regarding each such element fit into our overall compensation objectives and how they affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Use of Outside Consultants: Benchmarking” beginning on page 14).

Administration of our Compensation Program

The Compensation Committee

During 2006, the Compensation Committee was comprised of three members, Michael S. Gouloff, who served as Chair, Joseph D. Ruffolo and Debra A. Niezer. Each member meets the “independence” requirements of the Nasdaq Global Market, is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and is an “Outside Director,” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee operates under a written charter adopted by the Board, which is available online at www.towerbank.net under the link to Tower Financial Corporation, Investor Relations.

Role of Executive Officers in Compensation Decisions

While the Compensation Committee approves, or in some cases, recommends for the approval to the full board of directors, all aspects of executive compensation, nonetheless, in making its determinations, the Committee seeks input and recommendations from Mr. Donald F. Schenkel, the Company’s Chief Executive Officer, regarding such elements as annual salary, annual incentive opportunity, long-term incentives, grants and awards of incentive compensation, and any special or supplemental benefits for senior and executive management. Furthermore, the Committee may seek information and compensation recommendations directly from the Chief Financial Officer, as well as the Presidents/CEOs of any of our subsidiaries, regarding executives on their respective staffs. The Committee exercises its discretion in modifying any recommended awards or adjustments. Neither the Chief Executive Officer, nor any of the Named Executive Officers are involved in the Committee’s deliberations and decision-making process with regard to Named Executive Officer compensation.

Compensation Philosophy and Objectives

The Committee believes that we will be best able to attract and retain qualified executive officers within our competitive financial services industry by the establishment of a compensation system that is both competitive in the outside financial services marketplace, when compared to peer companies, but is also internally equitable based upon factors such as individual performance, responsibility levels and prior experience.

The main principles of our compensation philosophy include the following:

•	total compensation opportunity should be comparable to the marketplace when company performance achieves or exceeds budgeted results;

•	a substantial amount of total direct compensation should consist of variable compensation driven by a pay-for-performance approach; and

•	increased compensation is earned through an executive’s increased contribution.

The objectives of our executive compensation program are to:

•	attract, motivate and retain experienced executive officers;

•	through incentives, enhance the individual’s performance;

•	align an executive’s incentives with the business unit and company areas most directly impacted by that executive’s leadership and performance;

•	increase shareholder value; and

•	improve our overall performance.

The Committee strives to meet these objectives while maintaining market-competitive pay levels, being careful to make efficient use of our shares when used as a component of incentive compensation, and ensuring that we have predictable expense recognition.

In prior years, and especially when we first organized Tower Bank and Trust Company as a de novo bank, our compensation decisions were more heavily influenced than now by what was required to entice capable executives and banking professionals from larger banks, who were accustomed to salaries higher than could be paid by our start-up bank, but who were willing to assume the challenge of an “at risk” employment opportunity with the prospect of long-term career and financial upside. This resulted in a case-by-case assessment of both basic salary and incentive elements. However, now that Tower Financial Corporation is established and has a record of consistent growth, our compensation program has evolved to a more structured approach, wherein compensation decisions affecting our executive employees are based on the value of the position, when measured against comparable peer group compensation levels, as well as upon any enhanced value brought to that position by the particular executive.

Use of Outside Consultants: Benchmarking

Current compensation programs are based on the establishment of compensation that is competitive with the level of compensation paid to peers, not only to attract quality executive talent but also to reduce the likelihood that we lose executive talent to other financial institutions. In making compensation decisions, the Committee compares salary and total compensation against a similarly situated peer group.

The Committee engaged the services of Clark Consulting during 2005 to compile a representative peer group. The peer group, which Clark Consulting identified consisted of twenty publicly-traded Midwest banks located in or near a large city having a median asset size of $880 million. While Tower Financial Corporation at the time was smaller in size than the median of the peer group, the Committee concluded that based on the size of our substantial trust department, coupled with the rate of growth of our Company, that Tower Financial Corporation was comparable to an $800 million organization. For our fiscal year ending December 31, 2006, Tower Financial Corporation has assets of $1.2 billion. The following is representative of the twenty publicly traded Midwest banks selected by Clark Consulting for 2005:

Company	Ticker	Company	Ticker
Great Southern Bancorp, Inc.	GSBC	First Busey Corporation	BUSE
State Financial Services Corporation	SFSW	Main Source Financial Group, Inc.	MSFG
Main Street Trust, Inc.	MSTI	Merchants & Manufacturers Bancorp	MMBI
Pennsylvania Commerce Bancorp	COBH	Oak Hill Financial, Inc.	OAKF
Enterprise Financial Services Corp.	EFSC	Exchange National Bancshares, Inc.	EXJF
Home Federal Bancorp	HOMF	Horizon Bancorp	HBNC
Northern States Financial Corporation	NSFC	Republic First Bancorp, Inc.	FRBK
First Citizens Banc Corp.	FCZA	Fidelity Bancorp, Inc.	FSBI
Monroe Bancorp	MORE	LCNB Corporation	LCNB
United Bancshares, Inc.	UBOH	PSB Bancorp, Inc.	PSBI

The Clark Consulting report was prepared solely for the use of the Committee and contained detailed information on the peer group, including cash compensation, total compensation, long-term incentives and executive benefits. On average, the survey indicated that total compensation for our executive officers in 2005 was eight percent below the market median value. The Chief Executive Officer’s base salary and incentive compensation (both cash and equity), excluding future benefits provided by our Supplemental Executive Retirement Plan, which is described in more detail in the section entitled “Retirement and Other Benefits,” were slightly above the market median.

Using data supplied by the Clark Consulting 2005 report, the Committee established salary and short-term incentive levels for Michael D. Cahill, Darrell L. Jaggers, William H. Olds, Jr. and Curtis A. Brown (who left the Company November 1, 2006) at a target level of approximately the 50th percentile of the peer group, with an ability to reach the 75th percentile through incentives if performance targets were exceeded. The Committee also targeted Donald F. Schenkel’s (our Chief Executive Officer) and Gary D. Shearer’s (our then Vice President and currently the President and Chief Executive Officer of our Tower Trust Company subsidiary) salary and short-term incentive levels at the 75th percentile of the peer group, with the ability to increase total compensation to the 100th percentile through incentives if performance exceeded targeted levels. The Committee determined that Mr. Schenkel, as founding Chairman and CEO of Tower Financial Corporation, and Mr. Shearer, in his capacity as the Chief Executive Officer of Tower Trust Company, commanded an overall higher level of compensation.

Both the Committee and the board of directors believe that benchmarking salary levels, using a representative peer group, while providing incentives that allow for the attainment of additional compensation, is consistent with our objective to attract, motivate and retain experienced executive officers. Benchmarking combined with incentive opportunities establishes compensation that is competitive with the level of compensation paid to peer companies, while at the same time creating an environment of expectations, goal and rewards.

The Committee augmented the Clark Consulting data gathered from 2005 with data compiled internally from other industry survey sources including, but not limited to, Crowe Chizek and Company LLC and the Bank Administration Institute, to arrive at its benchmarked salary levels for 2006. The Committee did not solicit any updated information from Clark Consulting for 2006, but intends to update its survey data and to re-evaluate all compensation programs during 2007.

Primary Elements of Our Compensation Program

The principal components of our compensation program are as follows:

•	Base Salary

•	Performance-Based Cash Incentive Compensation

•	Deferred Compensation

•	Equity Incentive Compensation

•	Retirement and other Benefits

•	Perquisites

The table below indicates the make-up of fixed versus variable pay for the Named Executive Officers.

	Mix of Fixed and Variable Pay
		Variable Pay
Name	Fixed Pay (Salary)	Annual Incentives	Long-Term Incentives	Total Variable Pay
Schenkel	70%	28%	2%	30%
Cahill	62%	25%	13%	38%
Brown	71%	25%	4%	29%
Shearer	69%	28%	3%	31%
Jaggers	73%	20%	7%	27%
Olds	96%	0%	4%	4%

Base Salary

Base salary is designed to provide competitive levels of compensation to our executives, based upon their experience, duties and scope of responsibility. We view base salaries as providing an essential level of compensation that is necessary to recruit and retain qualified executives and because it enables the Committee to employ annual base salary adjustments to reflect an individual’s performance or changed responsibilities. At lower executive levels, the variable compensation opportunities represent a smaller proportion of total compensation, while at senior executive levels the variable compensation opportunities represent a larger proportion of total compensation.

Base salary levels are also important because we generally tie the amount of incentive compensation to an executive’s base compensation - that is, as discussed below under “Performance-Based Incentive Compensation,” incentive compensation is generally denominated as a percent of one’s base salary.

As previously described, we target individual base salaries to reflect competitive levels of salary in the marketplace, while pursuing total compensation for Messrs. Cahill, Jaggers, and Brown (until his departure from the Company on November 1, 2006) at the 50th percentile level and for Messrs. Schenkel and Shearer at the 75th percentile level.

Within these guidelines, the individual’s position, responsibility and duty as well as experience, qualifications, past performance and future potential are considered annually as part of the Committee’s performance review process. Adjustments to salary levels are based on the Committee’s assessment of these criteria through review of the following data:

•	market studies provided by Clark Consulting or others;

•	summaries of each executive’s total compensation; and

•	individual performance reviews prepared annually by management and further reviewed by the Committee.

On January 15, 2007, the Committee reviewed base salary increases for 2007 and decided to increase Messrs. Shearer and Jaggers’ salary, which resulted in an increase of 5.5%, to a base salary of $145,000 and an increase of 5%, which resulted in a base salary of $162,750, respectively. Messrs. Schenkel and Cahill will remain at their current levels due to increases they received in August and October, respectively. Furthermore, Mr. Olds will remain at his current level, receiving increases in accordance with his compensation agreement, described in further detail in the section entitled “Employment Agreements.” The Committee reviewed wealth accumulation summaries and tally sheets for each Named Executive Officer in determining appropriate compensation levels.

Performance-Based Cash Incentive Compensation

The Tower Financial Corporation Officer Incentive Plan provides Messrs. Schenkel, Cahill, Shearer, Jaggers and Brown, along with other eligible officers, the opportunity to earn an annual cash bonus for the officer’s achievement of specified, individual performance-based goals, subject, however, to the achievement by the Company of a targeted level of net income. The payments are conditioned upon: (i) the Company’s attainment of a pre-determined net income objective, as described in further detail below; (ii) the Company’s attainment of a “satisfactory” (or higher) rating from the governmental regulatory bodies that supervise its operations during the annual “Safety, Soundness and Compliance” examinations; and (iii) the officer’s attainment of an overall satisfactory (or higher) rating on their individual annual performance reviews.

The maximum potential bonus for each officer is determined as a percentage of the officer’s base salary. The percentage is set based on the Company’s achievement of a threshold, target or maximum net income level. Messrs. Schenkel, Cahill, Shearer, Jaggers and Brown are eligible to receive performance-based incentive compensation in a maximum amount equal to 20% of their salary, based upon the Company’s attainment of a designated “threshold” level, 40% of their salary based upon the Company’s attainment of the targeted net income level, and 60% of their salary based upon attainment of the Company’s maximum level.

The Committee establishes “target” levels at the beginning of each year based on the annual budgeted net income approved by the board of directors. For fiscal year 2006, the “target” net income level, as adjusted, was $3,660,000. The “threshold” or minimum level was based on an amount not less than 10% below the target level and the “maximum” level was based on a Company net income at least 10% above the target level. The Committee regularly reviews and monitors targeted levels and has the discretion to adjust the targeted levels at anytime during the year if it determines that an event has occurred that was not budgeted, was unforeseeable and/or was outside the control of the eligible officers. Events that may have either a positive or negative effect on the net income, such as the establishment of a new business office or a severance arrangement for a departing officer, enter into the adjustment determination.

Once the potential bonus is determined based on net income results, the amount actually awarded depends upon the officer’s achievement of individual goals. With respect to Messrs. Cahill, Shearer, Jaggers and Brown, 75% of their individual bonus is awarded based upon attainment of the net income objective for the Company and 25% is awarded based upon the attainment of personal goals. Mr. Schenkel’s bonus is awarded based entirely upon attainment of the net income objective for the Company. The actual net income for 2006 was $3,688,000, which was slightly higher than target. The Committee decided to pay bonus awards at the target level. All Named Executive Officers were paid at target level, with the exceptions of Messrs. Brown and Jaggers. Mr. Brown, who left the Company during 2006, received a prorated bonus based on the number of months of employment in 2006. Mr. Jaggers, who was promoted during the year, received a bonus that was calculated based on his old title and a prorated bonus based on his new title.

The Committee has delegated responsibility for initially defining individual goals to management, and these goals are monitored by management and by the Committee through a process of both self-assessment and objective assessment. Awards based upon accomplishment of certain individual goals are determined in conjunction with our overall business plan, as well as the business plan of the individual’s specific department. Individual goals are reviewed annually by at least two levels of management prior to their approval.

The objective of the Officers’ Incentive Plan is to incentivize the attainment of Company goals, encourage compliance with regulatory guidelines and reward individual accomplishments during that year.

After taking into account the weighting of all criteria, the Compensation Committee determined that the annual incentive objectives for 2006 were achieved at the target level. The table below shows the award opportunities at threshold, target, and maximum for 2006. We also provide each executive’s actual award as a percentage of salary for 2006.

	Annual Incentive Opportunity as Percent of Salary			Actual Award
Executive	Threshold	Target	Max
Schenkel	20%	40%	60%	40%
Cahill	20%	40%	60%	40%
Brown	20%	40%	60%	33%
Shearer	20%	40%	60%	40%
Jaggers	16%	28%	39%	28%
Olds [1]	NA	NA	NA	NA
(1) Mr. Olds was not eligible for the annual incentive plan in 2006.

Deferred Compensation

We began a Deferred Compensation Plan in January 2002, under which Messrs. Schenkel, Cahill, Shearer, Jaggers, and Brown, along with three other employees, are participants. Eligibility for participation in this Plan is at the sole discretion of the Committee. Currently, Donald F. Schenkel, Michael D. Cahill, Gary D. Shearer and Darrell L. Jaggers, along with three other employees are participants. Curtis A. Brown, until his departure from the Company on November 1, 2006, was a participant.

The Plan allows a participant to elect to defer any portion of his or her current compensation. No participant to date has elected to participate in this voluntary deferral aspect of the Plan. The Plan additionally allows the Committee discretion to award an amount up to 20% of a participant’s incentive bonus under the Tower Financial Corporation Officer Incentive Plan as deferred compensation. Awards granted by the Committee pursuant to this aspect of the Plan vest in full at the end of the third fiscal year, excluding the year for which the award was granted. For instance, if an award was earned in fiscal year 2006, it would fully vest on December 31, 2009.

Messrs. Shearer, Jaggers and Cahill have received certain discretionary awards from the Committee pursuant to this Plan, as further detailed in the “Nonqualified Deferred Compensation” Table. The Committee does not intend to make discretionary deferral awards to Mr. Schenkel under this Plan due to the benefits provided to Mr. Schenkel under his Supplemental Executive Retirement Plan, described in further detail under the section entitled “Retirement and Other Benefits.”

Mr. Brown was a participant in the Deferred Compensation Plan and received certain discretionary awards from the Committee prior to his departure on November 1, 2006. As a result of his departure, Mr. Brown’s unvested interests under the Plan, relating to such discretionary awards, were forfeited under the terms of the Plan.

The objective of the Deferred Compensation Plan is to build a level of compensation in addition to current salary and incentives that vest over a period of time. This portion of the plan is intended to retain key employees who see this as a longer-term benefit that is not fully realized until retirement.

Equity Incentive Compensation

We have a 1998 Stock Option and Incentive Plan that was adopted by our board of directors and approved by shareholders in December 1998. No further options or awards may be granted under the 1998 Stock Option Plan. Under the 1998 Stock Option Plan, however, the Company awarded both incentive and nonstatutory stock options to employees and directors. A maximum of 310,000 shares of our common stock were available for award under the 1998 Stock Option Plan. As of December 31, 2006, options to purchase 203,131 shares of common stock were still outstanding under the 1998 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.

The 2001 Stock Option and Incentive Plan was adopted by our board of directors and approved by our shareholders on April 17, 2001. Similar to the 1998 Stock Option Plan, no further options or awards may be granted under the 2001 Stock Option Plan. Under the 2001 Stock Option Plan, the Company awarded both incentive and nonstatutory stock options to employees and directors. The maximum number of shares that could be issued under the 2001 Stock Option Plan was 125,000. As of December 31, 2006, options to purchase 112,469 shares of common stock were still outstanding under the 2001 Stock Option Plan and the Plan will remain in effect solely for purposes of administering the remaining outstanding options.

The currently operative equity incentive plan is the Tower Financial Corporation 2006 Equity Incentive Plan, which was adopted by the board of directors and approved by our shareholders on April 18, 2006. Under the 2006 Equity Incentive Plan, the Company may award incentive stock options (qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended), nonstatutory stock options (sometimes referred to as “non-qualified” stock options not specifically authorized or qualified for favorable federal income tax treatment), restricted stock awards (consisting of shares of common stock that are subject to a substantial risk of forfeiture or vesting, either time based or based on the attainment of certain performance targets), unrestricted stock awards that are free of any vesting or forfeiture restrictions, performance share awards (entitling the recipient to acquire shares of common stock or to vest in shares of common stock upon the attainment of specified performance goals), and stock appreciation rights to employees of the Company and its subsidiaries, as well as directors of the Company and its subsidiaries. Option grants to any non-employee director may only be nonstatutory stock options.

The aggregate number of shares of common stock that may be awarded under the 2006 Equity Incentive Plan is 150,000 shares, subject to adjustment in certain events. As of December 31, 2006, 2,000 restricted shares of our common stock have been issued to one executive, Mr. Olds, with a single vesting date of June 19, 2011, subject to certain restrictions and requirements, and no other stock options or equity incentive awards were awarded under the Plan during 2006 or for services rendered in 2006.

The purpose of the 2006 Equity Incentive Plan is to provide our executives and directors with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. We designed the 2006 Equity Incentive Plan to provide us with flexibility to select from among various equity-based compensation methods, so that the Committee, which is empowered to make grants and awards under the Plan, is able to address changing accounting and tax rules as well as corporate governance practices by optimally utilizing stock options, restricted stock, unrestricted stock, stock appreciation rights and performance awards as it deems appropriate.

The Committee has exclusive authority to broadly determine the employees to whom awards will be granted, the timing and manner of the award grants, the number of shares to be subject to any equity award, the purchase or exercise price and medium of payment, vesting provisions and other terms incident to the award or grant. The Committee may also specify in an award that upon the occurrence of a “change in control” of the Company, such award will immediately vest and become fully exercisable, any restrictions on transferability of shares will be waived, and any forfeiture risks or other contingencies will lapse.

The Committee has not issued and will not authorize or issue any stock options or make any equity-based award that is tied to a specific exercise price or is dependent upon the price of the Company’s common shares and that incorporates an effective date that is any earlier than the actual date upon which the Committee makes the grant or award. The purchase price for any shares subject to an option granted under the 2006 Equity Incentive Plan, however, whether incentive stock options or nonstatutory stock options, may not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. The Plan also prohibits the Committee from repricing or otherwise reducing the exercise price of outstanding options granted under the Plan, or canceling previously granted options and issuing new options to the same optionholder at a lower exercise price, without obtaining shareholder approval.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Nor have we made nor will we make any equity grants in connection with the release or withholding of material non-public information.

Unless sooner terminated by our board of directors in its sole discretion, the 2006 Equity Incentive Plan will expire on December 31, 2015.

Retirement and Other Benefits

The Company has a Supplemental Executive Retirement Plan, or “SERP,” under which Mr. Schenkel is the sole participant. The SERP was originally entered into in January 2002, and was thereinafter amended and restated in 2005. The SERP, which was amended and restated in 2005 and modified in 2006, provides unfunded monthly lifetime retirement benefits, increases the retirement benefit level from 35% of Mr. Schenkel’s highest annual base salary to 65% of his highest base salary (capped at $285,000 per annum for SERP benefit calculation purposes), once he reaches Normal Retirement Age. Normal Retirement Age as defined under the SERP is age 70. If Mr. Schenkel were to retire prior to age 70, the SERP benefit factor would be reduced as follows:

Retirement Age	Benefit as a % of Highest Annual Salary
69	60
68	55
67	50
66	45
65	40

If, prior to his normal retirement age, Mr. Schenkel incurs a disability, as that term is defined in the SERP, or leaves our employ, either voluntarily or is terminated without “cause,” his benefits under the SERP will be paid in a series of monthly installments, each in an amount equal to his accrued benefit determined as of the plan year in which the separation occurred, which is actuarially expected to be until age 85. In the event Mr. Schenkel is terminated for “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Schenkel is not entitled, (ii) the continued breach of any material obligation under the agreement with failure to cure within 30 days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, he will receive a lump sum payment on the 60th day following termination in the amount of the SERP liability accrued on our books (and not the accrued benefit) as of the date of termination.

If Mr. Schenkel dies either prior to, or while receiving benefits under the SERP, his surviving spouse will receive a death benefit in a lump sum equal to the amount of the remaining SERP benefit accrued on the books of the Company as of the date of his death. The estimated present value of the accrued benefits under the SERP is approximately $1,910,368.

In the event of a change of control, Mr. Schenkel is entitled to a lump sum payment on the 60th day following the change of control in the amount of his accrued benefit, determined as of the plan year in which the change of control occurs.

A breach of Mr. Schenkel’s non-competition and non-solicitation provisions contained in his employment agreement, described in further detail under the heading entitled “Employment Agreements,” shall result in a forfeiture of rights under the SERP. A summary calculation of benefit amounts is set forth in the table titled Pension Benefits.

We designed the SERP to address certain factors unique to Mr. Schenkel’s position with the Company. When Mr. Schenkel joined the Company as a co-founder in 1998, Tower Bank and Trust Company was a start-up organization and did not have the ability to compensate Mr. Schenkel in a manner commensurate with his experience and the risks he undertook in joining the Company. Our Deferred Compensation Plan, because of its structure, did not allow for the build up of any meaningful long-term retirement incentive for Mr. Schenkel, as it was not instituted until January 2002, when Mr. Schenkel was 60 years of age. The Committee believes that Mr. Schenkel was, is and will continue to be a key to the Company’s long-term success, inasmuch as he has been instrumental in attracting and retaining talent at the senior management level and officer level and has been a significant marketing presence for the Company through his business contacts and community involvement. The Committee also believes that Mr. Schenkel will continue to be identified with and continue to benefit the Company with his guidance and access to business development ideas and opportunities even after his retirement.

The Committee believes that, now that Tower Financial Corporation is an established company, with greater financial strength than during the earlier years of its corporate existence, the benefits provided to Mr. Schenkel under the SERP are fully justified, will provide Mr. Schenkel with appropriate retirement benefits and are in the best interest of the Company and its shareholders.

Perquisites

The Company provides Named Executive Officers with perquisites and other personal benefits that the Committee believes to be reasonable and consistent with its overall compensation program to better enable the Company to attract, motivate and retain experienced executive officers. The Committee periodically evaluates these perquisites and personal benefits to assure consistency with the Company’s compensation philosophy and objectives and compliance with applicable law.

Perquisites constitute a very small part of our executive compensation program, and we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. Perquisites currently provided to certain executive officers include country club memberships, auto allowances, company cars, and paid parking. All eligible employees of the company are provided life insurance at one times salary up to a maximum of $150,000 and 401(k) matching. All of the above are described in the “All Other Compensation” table immediately following the “Summary Compensation” Table. All attributed costs of the personal benefits described above for the Named Executive Officers for 2006 are included in column (i) of the “Summary Compensation Table” and in the “All Other Compensation” table.

Employment Agreements

We are party to employment agreements with Messrs. Schenkel, Shearer, Cahill and Jaggers, and were a party to an employment agreement with Mr. Brown before his departure on November 1, 2006. In addition we are party to a compensation agreement with Mr. Olds.

Donald F. Schenkel

On November 1, 2005, we entered into an employment agreement with Donald F. Schenkel to serve as President and Chief Executive Officer of our Company as well as Chairman of our Board of Directors. The term of Mr. Schenkel’s agreement is for a period of three years, expiring December 31, 2008, subject to three one-year automatic renewals. Mr. Schenkel’s current annual salary is $325,000, subject to annual review and potential increases by the board. In addition, Mr. Schenkel is eligible to receive an annual cash bonus which is to be no less than 20% and no more than 60% of his salary, based upon the Company’s attainment of certain net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the section titled “Performance-Based Cash Incentive Compensation.” Mr. Schenkel is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation,” our 2006 Equity Incentive Plan described in further detail in the preceding section titled “Equity Incentive Compensation” and our Supplemental Executive Retirement Plan, described in further detail in the section titled “Retirement and Other Benefits.”

During the term of Mr. Schenkel’s agreement, or any applicable extension thereof, in coordination with the Board of Directors, Mr. Schenkel may reduce his day-to-day responsibilities as an active, but non-CEO Chairman. If this option is exercised, his base salary will be reduced to a mutually agreeable amount.

If Mr. Schenkel is terminated without “cause,” as defined in the description of Mr. Schenkel’s SERP in the section titled “Retirement and Other Benefits,” Mr. Schenkel is entitled to (i) the present value, discounted at 6%, of unpaid base salary for the balance of the remaining term, (ii) at the discretion of the Compensation Committee, any pro rata portion of the bonus for the partial calendar year to the date of termination, (iii) any unpaid vacation or unreimbursed expense and (iv) any amounts entitled to pursuant to his SERP.

During the term of employment and for a period of eighteen months following termination, Mr. Schenkel has agreed not to compete within a hundred mile radius of the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Schenkel has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

Mr. Schenkel’s employment agreement contains no change of control provisions.

Michael D. Cahill

On August 23, 2006, we entered into an employment agreement with Michael D. Cahill to serve as Executive Vice President, Chief Financial Officer and Secretary. Upon the departure of Mr. Brown in November, 2006, Mr. Cahill began service as the Chief Operating and Financial Officer of our Company and President and Chief Executive Officer of Tower Bank & Trust. The term of Mr. Cahill’s agreement is for a period of two years, expiring June 30, 2008. Mr. Cahill’s annual salary is $180,000 subject to annual review and potential increases by the board. In addition, Mr. Cahill is eligible to receive an annual cash bonus, based upon the satisfaction of certain individual goals and the Company’s attainment of certain net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled preceding “Equity Incentive Compensation.”

If we provide notice that Mr. Cahill’s agreement will not be extended for a two-year term, or if Mr. Cahill’s agreement is terminated without “cause,” defined as (i) the commission of an act of malfeasance, dishonesty, fraud or breach of trust resulting in, or intending to result in substantial gain or personal enrichment to which Mr. Cahill is not entitled, (ii) the continued non-performance or breach of any material duty or obligation under the agreement with failure to cure within thirty days of notice, or (iii) the indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude, Mr. Cahill is entitled to: (a) if there are less than six months remaining in the current term, continued payments of base salary each month during the duration of the term and, in addition, continued payments of base salary for an additional period of eighteen months; or (b) if there are more than six months remaining in the current term, continued base salary payments for an aggregate period of twenty-four months following termination. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

If we fail to come to a mutual agreement with Mr. Cahill regarding a two-year extension term, which results in Mr. Cahill’s termination without cause, Mr. Cahill is entitled to receive an amount equal to eighteen months’ salary, payable ratably over a period of twenty-four months following expiration of the current term. In addition, all unvested stock options will be deemed fully vested, effective as of the date of termination, but shall be exercisable for only ninety days following termination.

During the term of employment and for a period of eighteen months following termination, Mr. Cahill agrees not to compete within a seventy-five mile radius around the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which we or any of our subsidiaries have a banking or other business office location. Mr. Cahill has also agreed, for the same period of time, not to solicit our existing employees or our existing or prospective customers.

In the event of a change of control: (i) and Mr. Cahill agrees to continue his duties for a period not to exceed 135 days following the change of control, Mr. Cahill is entitled to, in addition to and not in lieu of payments and benefits Mr. Cahill may otherwise be entitled to under the agreement, (a) continued payments of base salary for an additional period of 18 months and (b) shortened non-compete and non-solicitation periods; (ii) and Mr. Cahill is terminated, Mr. Cahill is entitled to shortened non-compete and non-solicitation periods; or (iii) Mr. Cahill has executed a new employment agreement to replace or succeed the current agreement, Mr. Cahill is entitled to elect to be governed by the terms of the severance benefits under the new agreement or elect to be governed by the terms of the existing severance benefits in which case he will receive shortened non-competition and non-solicitation periods and continued base salary for an additional period of twelve months following termination.

Darrell L. Jaggers

On April 11, 2005, we entered into an employment agreement with Darrell L. Jaggers to serve as Senior Vice President of Corporate Services. During the fourth quarter of 2006, Mr. Jaggers was promoted to Executive Vice President and Chief Lending Officer. The term of Mr. Jaggers’ agreement is for a period of two years, expiring April 10, 2007, subject to successive two-year automatic renewals. Mr. Jaggers’ current annual salary is $162,750, subject to annual review and potential increases by the board. In addition, Mr. Jaggers is eligible to receive an annual cash bonus, based upon the satisfaction of certain individual goals and the Company’s attainment of certain net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled “Equity Incentive Compensation.”

If Mr. Jaggers’ employment agreement is terminated due to death or permanent disability, Mr. Jaggers, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Jaggers is terminated (i) by us without “cause,” defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the employment agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft, of or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Jaggers’ option upon our material breach of the employment agreement, or for “good cause,” defined as (a) without Mr. Jaggers’ express consent, the assignment of duties or responsibilities inconsistent with Mr. Jaggers’ position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice or (iii) by us upon notice of intent not to renew, Mr. Jaggers is entitled to a sum equal to two years’ salary. Mr. Jaggers is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Jaggers agrees not to compete within a fifty mile radius around the City of Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change of control, we terminate Mr. Jaggers other than for cause or for reason of death or permanent disability, Mr. Jaggers is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Gary D. Shearer

On April 25, 2002, we entered into an employment agreement with Gary D. Shearer to serve as Senior Vice President of our Company. Since that time, Mr. Shearer has been promoted to President and Chief Executive Officer of our subsidiary, Tower Trust Company. The initial term of Mr. Shearer’s agreement was for a period of two years, expiring April 25, 2004. The agreement is subject to, and is currently operating under, successive two-year automatic renewals. Mr. Shearer’s current annual salary is $145,000, subject to annual review and potential increases by the board. In addition, Mr. Shearer is eligible to receive an annual cash bonus, based upon the satisfaction of certain individual goals and the Company’s attainment of certain net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He is also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and the 2006 Equity Incentive Plan described in further detail in the section titled “Equity Incentive Compensation.”

If Mr. Shearer’s employment agreement is terminated due to death or permanent disability, Mr. Shearer, or his estate, is entitled to a sum equal to one month’s salary. If Mr. Shearer is terminated (i) by us without “cause,” as defined as (a) a violation of a material Company policy or failure to perform any of the material duties or obligations under the employment agreement with a failure to cure same within thirty days of notice, or (b) upon any dishonesty or any kind of willful misconduct including, but not limited to, theft of, or other unauthorized personal use of Company funds with a failure to cure same within ten days of notice, (ii) at Mr. Shearer’s option upon our material breach of the employment agreement, or for “good cause,” defined as (a) without Mr. Shearer’s express consent, the assignment of duties or responsibilities inconsistent with Mr. Shearer’s position or a material change in his reporting responsibilities, titles or offices, with a failure to cure same within thirty days of notice, or (iii) by us upon notice of intent not to renew, Mr. Shearer is entitled to a sum equal to two years’ salary. Mr. Shearer is also entitled to a sum equal to two years’ salary if we fail to obtain agreement from a successor to assume or agree to perform our obligations under this agreement.

During the term of employment and for a period of two years following termination, Mr. Shearer agrees not to compete within a fifty mile radius around the City of Fort Wayne, Indiana and furthermore agrees not to solicit our existing employees or our existing or prospective customers.

If within four months before or twenty-four months and one day after a change of control, we terminate Mr. Shearer other than for cause or for reason of death or permanent disability, Mr. Shearer is entitled to receive a sum equal to two years’ salary plus an amount equal to two times his average bonus (calculated as an average of his three prior years’ bonus payments).

Curtis A. Brown

On April 25, 2002, we entered into an employment agreement with Curtis A. Brown to serve as Executive Vice President and Chief Lending Officer of our Company as well as President, Chief Lending Officer and Chief Operating Officer of Tower Bank and Trust Company. The initial term of Mr. Brown’s agreement was for a period of three years, expiring April 25, 2005. While the agreement was subject to successive three-year automatic renewals, it was terminated on November 1, 2006 when Mr. Brown left our employ.

Under the terms of the employment agreement, Mr. Brown’s annual salary was $175,000, subject to annual review and potential increases by the board. Due to Mr. Brown’s departure prior to year-end, he received $163,558 in annual salary for fiscal 2006. Mr. Brown was eligible to receive an annual cash bonus, based upon the satisfaction of certain individual goals and the Company’s attainment of certain net income goals in accordance with the Tower Financial Corporation Officer Incentive Plan, described in further detail in the preceding section titled “Performance-Based Cash Incentive Compensation.” He was also eligible to participate in our Deferred Compensation Plan, described in further detail in the preceding section titled “Deferred Compensation” and our 2006 Equity Incentive Plan described in further detail in the preceding section titled “Equity Incentive Compensation.”

In connection with Mr. Brown’s departure, and in recognition of long dedicated service to our Company, as well as the availability of Mr. Brown’s advice and help over the next few years for certain key relationships, we entered into a severance agreement with Mr. Brown, pursuant to which we agreed to pay Mr. Brown a 2006 cash incentive bonus of $58,333 and two severance payments, aggregating $291,667 ($150,000 to be paid May 2, 2007 and the balance on January 2, 2008). Mr. Brown also entered into a consulting agreement for 2007 and 2008 with Tower Bank & Trust Company, to which he has agreed to assist us in connection with certain key relationships during that period. As payment for these consulting services, Mr. Brown will be paid an aggregate of $30,000 in fees, we will pay for COBRA benefits through April 30, 2007, and provide him the use of his Company car through December 2008. He will pay for all vehicle expenses except insurance and, at the end of the consulting term, he will be allowed to purchase the car for $1.00. We estimate the total value of this two-year consulting arrangement at approximately $60,000.

William H. Olds, Jr.

On July 10, 2006, we entered into an at-will compensation agreement with William H. Olds, Jr. to serve as Senior Vice President of Corporate Services. Mr. Olds’ annual salary is $175,000, which shall increase to $200,000 upon successful organization of a chartered bank in the Indianapolis, Indiana market area. If Mr. Olds is terminated without “cause,” as defined above, Mr. Olds is entitled to a sum equal to eighteen months’ salary. Mr. Olds is also entitled to a sum equal to eighteen months’ salary if, within six months before or twelve months after a change of control, we terminate Mr. Olds without cause.

Tax Considerations

The Committee’s intent is that the forms of compensation we pay to our executives will be tax deductible, unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or as otherwise not be in our best interest. At this time we believe that all of the compensation we have paid to our Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Base salaries of all of our named executive officers are tax deductible because they are less than $1 million, our incentive plans have been approved by shareholders, and awards under these plans are designed to qualify as “performance-based” compensation. We reserve the right, however, to provide compensation which is not tax deductible, however, if we believe that the benefits of doing so outweigh the loss of the tax deduction.

Amounts deferred under our non-qualified deferred compensation program after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a twenty percent penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A’s requirements, as permitted by the proposed regulations issued by the Internal Revenue Service. When final Section 409A regulations are issued, we will amend our plans as necessary to fully comply with Code Section 409A requirements.

We have no change in control agreements with any of our executive officers that would currently trigger the application of Sections 280G and 4999 of the Internal Revenue Code, which impose excise taxes on an executive which receives any “excess parachute payments” in connection with a change in control contract.

Accounting Considerations

We account for all compensation paid in accordance with GAAP. The required accounting treatment has not affected the form of compensation paid to any of our named executive officers. Beginning on January 1, 2006, we began accounting for stock-based payments under all of our equity incentive plans in accordance with the requirements of FASB Statement 123(R).

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the compensation awarded to, earned by or paid to each of the Named Executive Officers for our fiscal year ended December 31, 2006.

The Named Executive Officers did not receive any payments that would be required to be characterized as a “Bonus” payment for our fiscal year ended December 31, 2006. The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2006 pursuant to our Officers Incentive Plan described in this CD&A are set forth in the “Non-Equity Incentive Plan Compensation” column.

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
		$		$	$	$	$	$	$		$
Donald F. Schenkel, CEO	2006	$297,779	(6)	-	-	$8,388	$119,111	$218,820	$18,546		$662,644
Michael D. Cahill, CFO	2006	$162,846	(7)	-	-	$32,355	$65,139	-	$19,602		$279,942
Curtis A. Brown, Former President	2006	$163,558	(8)	-	-	$8,388	$58,333	-	$334,149	(9)	$564,428
Gary D. Shearer, CEO Tower Trust Co.	2006	$136,539	(10)	-	-	$7,430	$55,000	-	$21,034		$220,003
Darrell L. Jaggers, EVP	2006	$149,173	(11)	-	-	$13,572	$41,023	-	$23,216		$226,984
William Olds, Jr., SVP	2006	$101,635	(12)	-	$3,844	-	-	-	$5,095		$110,574

(1)
The Named Executive Officers did not receive any payments that would be required to be characterized as “Bonus” payment for our fiscal year ended December 31, 2006. The short-term cash incentive amounts paid to our Named Executive Officers and earned during 2006 pursuant to our Officers Incentive Plan described in the CD&A are set forth in the “Non-Equity Incentive Plan Compensation” column.

(2)
Tower Financial Corporation did not grant Option Awards in 2006. Amounts represent the compensation cost recognized in 2006 related to option awards in prior years as required by FAS123R. Pursuant to our 1998 and 2001 Stock Option Plans, stock options were granted on dates indicated in the table below. The number of options awarded was based on performance in the preceding fiscal year and subject to a three-year service vesting. The values in the table represent the 2006 expense computed in accordance with FAS123R, using the methods and assumptions described in the 2006 annual report.

Name	Grant Date	Exercise $	Volatility	Risk-free Interest Rate	Expected Life (yrs)	Options
Brown, Curtis	1/31/2003	$13.35	25.862%	3.153%	5.50	5000
Brown, Curtis	2/13/2002	$13.55	25.568%	4.870%	8.00	7000
Cahill, Michael	6/22/2004	$14.00	36.878%	4.467%	8.00	7500
Cahill, Michael	11/01/2005	$16.13	25.519%	4.230%	7.00	675
Cahill, Michael	11/01/2005	$16.13	25.519%	4.230%	7.00	6825
Cahill, Michael	11/16/2004	$13.76	36.450%	3.700%	7.00	5000
Jaggers, Darrell	4/11/2005	$14.25	26.293%	4.150%	7.00	7500
Jaggers, Darrell	11/01/2005	$16.13	25.519%	4.230%	7.00	2500
Schenkel, Donald	1/31/2003	$13.35	25.862%	3.153%	5.50	5000
Schenkel, Donald	2/13/2002	$13.55	25.568%	4.870%	8.00	7000
Shearer, Gary	1/31/2003	$13.35	25.862%	3.153%	5.50	3000
Shearer, Gary	2/13/2002	$13.55	25.568%	4.870%	8.00	2500
Shearer, Gary	11/01/2005	$16.13	25.519%	4.230%	7.00	2000

(3)
Amounts reflect the awards earned in fiscal year ended December 31, 2006, in connection with Tower Financial Corporation’s Officer Incentive Plan for the performance period ending December 31, 2006. These amounts were paid in February 2007.

(4)
Amounts represent the expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2006 in connection with the SERP for Mr. Schenkel. Details regarding this plan are described in the CD&A and Pension Benefits Table. Nonqualified Deferred Compensation earnings are not reported; they were not above-market in 2006.

(5)	Amounts represent an aggregate of all other compensation as detailed in table titled “All Other Compensation.”
(6)	Amount shown represents salary paid to Mr. Schenkel for 2006. Mr. Schenkel’s annual salary was $285,000 at the beginning of the year and was increased by the Committee to $325,000 in August 2006.
(7)	Amount shown represents salary paid to Mr. Cahill for 2006. Mr. Cahill’s annual salary was $160,000 at the beginning of the year and was increased by the Committee to $180,000 in October 2006.
(8)	Amount shown represents salary paid to Mr. Brown through November 1, 2006, the date of Mr. Brown’s departure. Mr. Brown’s 2006 annual salary was $175,000.
(9)	Amount includes $291,667 of accrued severance payments to be paid to Mr. Brown as follows: $151,667 payable on May 2, 2007 and $140,000 payable on January 2, 2008.
(10)	Amount shown represents salary paid to Mr. Shearer during 2006. Mr. Shearer’s annual salary was $125,000 at the beginning of the year and was increased by the Committee to $137,500 in February 2006.
(11)	Amount shown represents salary paid to Mr. Jaggers during 2006. Mr. Jaggers’ annual salary was $145,000 at the beginning of the year and was increased by the Committee to $150,000 in April 2006.
(12)	Amount shown represents the actual salary paid to Mr. Olds during 2006. Mr. Olds began his employment with our Company on May 26, 2006 at an annual salary of $175,000.

All Other Compensation

Perquisites								Other Compensation
Name	Personal Use Company Automobile		Auto Allowance	Club Dues(1)	Company Paid Parking	Company Paid Life Insurance(2)		Company Paid 401(k) Match	Club Dues Gross Up	Deferred Compensation Earnings	Total
(a)	(b)		(c)	(d)	(e)	(f)		(g)	(h)		(i)
Donald F. Schenkel, CEO	$1,460		-	$6,500	$600	$6,074	(3)	$3,912	-	-	$18,546
Michael D. Cahill, CFO	-		-	-	$600	$324		$4,875	-	$13,803	$19,602
Curtis A. Brown, Former President	$34,590	(4)	$1,038	$985	-	$324		$4,425	-	$1,120	$42,482
Gary D. Shearer, CEO Tower Trust Co.	-		-	$6,072	-	$298		$2,597	-	$12,067	$21,034
Darrell L. Jaggers, EVP	-		$3,000	$6,915	-	$313		$3,750	$3,085	$6,153	$23,216
William Olds, Jr., SVP	-		$3,500	-	-	$162		$1,433	-	-	$5,095

(1)	A formal policy of recognizing two-thirds of the cost of social club dues as the business portion of such facility use was adopted in the 4th Quarter of 2006.
(2)	These amounts represent premiums paid for life insurance at one times the Named Executive Officer’s annual base salary.
(3)	This amount represents $211 of premium paid for the basic life insurance benefit available to all employees plus $5,864 of expense for a $850,000 policy on Mr. Schenkel.
(4)
This amount represents $4,590 of personal use of the company automobile during 2006 and $30,000 expensed by the Company for Mr. Brown’s automobile per the Severance Agreement between the Company and Mr. Brown.

Grants of Plan-Based Award for Fiscal 2006

The table below summarizes the February 2006 grants of Officer Incentive Plan-based awards, regarding potential cash incentive compensation, made to our Named Executive Officers for our fiscal year ended December 31, 2006, as well as a single grant of a restricted stock award made pursuant to our 2006 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)
Donald F. Schenkel, CEO		$66,788	$133,575	$200,363	-	-		-	-		-	-
Michael D. Cahill, CFO		$32,880	$65,760	$98,640	-	-		-	-		-	-
Curtis A. Brown, Former President		$35,963	$71,925	$107,888	-	-		-	-		-	-
Gary D. Shearer, CEO, Tower Trust Co.		$28,256	$56,512	$84,769	-	-		-	-		-	-
Darrell L. Jaggers, EVP		$23,188	$38,646	$54,104	-	-		-	-		-	-
William Olds, Jr., SVP	5/26/2006	-	-	-	-	-		-	2000	(2)	-	$38,440

(1)
Amounts represent estimates of awards under the Tower Financial Corporation Officer Incentive Plan, the targets of which were established by the Compensation Committee in January 2006. Estimated amounts are the 2006 Threshold, Target, and Maximum values set forth in the Tower Financial Corporation Officer Incentive Plan, which is described in further detail in the Compensation Discussion & Analysis.

(2)
Represents the number of restricted shares awarded to Mr. Olds during 2006. Said shares vest on June 19, 2011, provided the following conditions are satisfied: 1) Mr. Olds remains employed by Tower Financial Corporation through the vesting date; 2) the Indianapolis de novo Bank is operational within 12 months of Mr. Olds’ hire date; and 3) the Indianapolis market produces $250 million of loan volume by the fifth anniversary of Mr. Olds’ hire date.

Outstanding Equity Awards at Fiscal Year-End 2006:

The following table sets forth the Named Executive Officers’ outstanding equity awards as of the end of 2006. Although no stock options were awarded during 2006, the Committee is bound under the terms of our 2006 Equity Incentive Plan to issue no stock options with a grant date earlier than the actual date of the award, and the Committee has affirmed its awareness of and commitment to that obligation. We have also verified that no stock options were granted under either our 1998 or 2001 Stock Option Plans with a grant date earlier than the actual date of each award under those Plans.

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		(#)	($)			(#)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)	(j)
Donald F. Schenkel,	40,000	-		-	$10.00	12/13/2008		-	-	-	-
CEO	8,929	-		-	$10.00	1/28/2009		-	-	-	-
	7,000	-		-	$13.55	2/12/2012		-	-	-	-
	3,750	1,250	(2)	-	$13.35	1/30/2013		-	-	-	-

Michael D. Cahill,	3,750	3,750	(3)	-	$14.00	6/21/2014		-	-	-	-
CFO	2,500	2,500	(4)	-	$13.76	11/15/2014		-	-	-	-
	169	507	(5)	-	$16.13	11/1/2015		-	-	-	-
	1,706	5,119	(6)	-	$16.13	11/1/2015		-	-	-	-

Curtis A. Brown,	15,250	-		-	$10.00	12/13/2008	(11)	-	-	-	-
Former President	7,000	-		-	$13.55	2/12/2012	(11)	-	-	-	-
	3,750	-		-	$13.35	1/30/2013	(11)	-	-	-	-

Gary D. Shearer,	10,000				$9.00	9/15/2009
CEO	2,500	-		-	$10.35	8/27/2011		-	-	-	-
Tower Trust Co.	2,500	-		-	$13.55	2/12/2012		-	-	-	-
	2,250	750	(7)	-	$13.35	1/30/2013		-	-	-	-
	500	1,500	(8)	-	$16.13	11/1/2015		-	-	-	-

Darrell L. Jaggers,	1,875	5,625	(9)	-	$14.25	4/10/2015		-	-	-	-
EVP	625	1,875	(10)	-	$16.13	11/1/2015		-	-	-	-

William Olds, Jr.,	-	-		-	-	-		2,000	$38,440	-	-
SVP

(1)	Expiration date is 10 years from Grant Date.
(2)	Shares vest on January 31, 2007.
(3)	1,875 shares vest on June 22, 2007; 1,875 shares vest on June 22, 2008.
(4)	1,250 shares vest on November 16, 2007; 1,250 shares vest on November 16, 2008.
(5)	169 shares vest on November 1, 2007; 169 shares vest on November 1, 2008; 169 shares vest on November 1, 2009.
(6)	1,706.25 shares vest on November 1, 2007; 1,706.25 shares vest on November 1, 2008; 1,706.25 shares vest on November 1, 2009.
(7)	Shares vest on January 31, 2007.
(8)	500 shares vest on November 1, 2007; 500 shares vest on November 1, 2008; 500 shares vest on November 1, 2009.
(9)	1,875 shares vest on April 11, 2007; 1,875 shares vest on April 11, 2008; 1,875 shares vest on April 11, 2009.
(10)	625 shares vest on November 1, 2007; 625 shares vest on November 1, 2008; 625 shares vest on November 1, 2009.
(11)
Accelerated expiration date of January 31, 2007. Based on Severance Agreement, options were required to be exercised, if at all, within 90 days of Mr. Brown’s departure. Options were exercised on January 8, 2007.

Potential Payments Upon Termination or Change in Control

We have no change-in-control agreements as such with any of our Named Executive Officers, but we have employment agreements with Messrs. Cahill, Jaggers, Shearer and Olds of our Named Executive Officers that have limited change-in-control payment requirements under certain circumstances, and there is a decreasing change-in-control provision in our Chief Executive Officer’s SERP. There are also certain severance payout requirements with certain of our Named Executive Officers in the event that their employment is terminated, except for specified reasons. These are summarized in the CD&A in the descriptions of the applicable employment agreements and in the description of Mr. Schenkel’s SERP, and are further quantified and explained in the following table.

The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2006. Such amounts are estimates. Amounts do not include compensation and benefits available to all of the Company’s general employees.

The Company has entered into separate employment agreements with Messrs. Schenkel, Cahill, Brown, Shearer and Jaggers. We also have a separate compensation agreement with Mr. Olds. Summaries of the agreements are provided in the Compensation Discussion & Analysis, and payments upon termination or change in control are specified in this section.

Each officer’s receipt of these payments and benefits is conditioned on his agreement not to solicit clients or employees, and not to compete with the Company, for a period of at least eighteen (18) months following the Termination Date, or a longer period of time as determined by specific employment agreements. Competition includes holding more than 2% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business or as specifically described in each officer’s employment agreements.

Executive Compensation and Benefits Payable Upon Termination	Voluntary Termination	Termination for Good Reason or Without Cause	Change-in-Control	Death	Disability
Donald F. Schenkel, CEO
Base Salary	Paid to DOT	$611,000	NA	Paid to DOT	Paid to DOT
Short-Term Incentive(1)	$119,111	$119,111	NA	$119,111	$119,111
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	$5,588	$5,588	$5,588	$5,588	$5,588
Deferred Compensation(2)	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

Michael D. Cahill, CFO
Base Salary	Paid to DOT	$360,000	$270,000	Paid to DOT	Paid to DOT
Short-Term Incentive(1)	$65,139	$65,139	$65,139	$65,139	$65,139
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	$33,981	$33,981	$33,981	$33,981	$33,981
Deferred Compensation(2)	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

Curtis A. Brown, Former President
Base Salary	NA	NA	NA	NA	NA
Short-Term Incentive(1)	NA	NA	NA	NA	NA
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA
Deferred Compensation(2)	NA	NA	NA	NA	NA
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

Gary D. Shearer, CEO Tower Trust Co.
Base Salary	Paid to DOT	$275,000	$275,000	$15,865	$15,865
Short-Term Incentive(1)	$55,000	$55,000	$84,233	-	-
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	$5,588	$5,588	$5,588	$5,588	$5,588
Deferred Compensation(2)	$12,376	$12,376	$12,376	$12,376	$12,376
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

Darrell L. Jaggers, EVP
Base Salary	Paid to DOT	$310,000	$310,000	$17,885	$17,885
Short-Term Incentive(1)	$41,023	$41,023	$41,023	$41,023	$41,023
Value of Unvested Restricted Stock	NA	NA	NA	NA	NA
Intrinsic Value of Unvested Stock Options	$23,250	$23,250	$23,250	$23,250	$23,250
Deferred Compensation(2)	-	-	-	-	-
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

William Olds, Jr., SVP
Base Salary	Paid to DOT	$262,500	$262,500	NA	NA
Short-Term Incentive(1)	NA	NA	NA	NA	NA
Value of Unvested Restricted Stock	$35,640	$35,640	$35,640	$35,640	$35,640
Intrinsic Value of Unvested Stock Options	NA	NA	NA	NA	NA
Deferred Compensation(2)	NA	NA	NA	NA	NA
Medical Insurance	NA	NA	NA	NA	NA
280G Tax Gross-up(3)	NA	NA	NA	NA	NA

(1)
Reflects calculations based on assumption of individual’s employment with Company as of 12/31/06 and based on Company’s attainment of targeted net income levels. Messrs. Schenkel, Cahill, and Shearer-40% of salary; Mr. Jaggers-27.5% of salary, which is a prorated percentage due to a promotion in 2006.

(2)	Reflects vested amounts as of 12/31/06.
(3)	As of 12/31/06, the 280G Tax Gross-up calculation does not apply.

Payments Made Upon Termination for Cause

If the Company terminates an officer’s employment for “Cause,” as that term is defined in each officer’s employment agreement, then the Company will pay the officer accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/06); therefore, no additional compensation is provided to the officer.

Payments Made Upon Voluntary Termination by the Employee

If the officer voluntarily terminates employment, then we will pay the officer accrued compensation and benefits to the date of termination. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, we assume that all accrued compensation and benefits have been paid as of the date of termination (12/31/06); therefore, no additional compensation is provided to the officer. “Voluntary” Termination by the employee is defined in each officer’s employment agreement.

Payments Made Upon Termination for Good Reason or without Cause (not associated with a Change in Control)

If we terminate an officer’s employment “Without Cause,” then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement. Payments to the officer are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, which we assume, for illustration only, to be December 31, 2006. Any additional compensation or severance will be paid in accordance with the employment agreement. “Without Cause” is defined in the employment agreement and it generally means that at our option, the contract has not been renewed or determined for good reason to separate employment with the officer.

Payments Made Upon a Change in Control

If we terminate an officer’s employment due to a “Change in Control,” then the Company will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In addition, we will generally pay additional compensation based on each officer’s employment agreement. Payments to the officer, if any, are considered severance pay in consideration of the officer’s past service. The severance payment constitutes our entire obligation to the officer. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed for illustration only, to be December 31, 2006. Any additional compensation or severance will be paid in accordance with the employment agreement. “Change in Control” is defined in each officer’s employment agreement; it generally means a reorganization, merger, consolidation, liquidation or dissolution of the company, or other form of corporate transaction or series of transactions.

Payments Made Upon Death

If the officer’s employment terminates due to death, then we will pay the officer’s estate all his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2006. Therefore, no additional compensation is provided to the officer.

Payments Made Upon Disability

If we terminate an officer’s employment due to “Disability,” then we will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unpaid earned bonus, unused vacation, and any accrued expense reimbursements. In the foregoing table, we have assumed that all accrued compensation and benefits have been paid as of the date of termination, assumed, for illustration only, to be December 31, 2006. Therefore, no additional compensation is provided to the officer. “Disability” is defined in each officer’s employment agreement and it generally means a physical or mental impairment that entitles the officer to receive benefits under the Company’s long-term disability plan because he or she has been unable, in spite of reasonable accommodation, to perform the essential functions required of his or her position.

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Donald F. Schenkel, CEO	-	-	-	-
Michael D. Cahill, CFO	-	-	-	-
Curtis A. Brown, Former President(2)	4,750	$86,118	-	-
Gary D. Shearer, CEO Tower Trust Co.	-	-	-	-
Darrell L. Jaggers, EVP	-	-	-	-
William Olds, Jr., SVP	-	-	-	-

(1)	No stock awards vested for any of the Named Executive Officers during the fiscal year ended December 31, 2006.
(2)	Mr. Brown exercised his options on 8/30/06 as follows: 4,750 at $10.00.

Pension Benefits

Name	Plan Name		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)		(c)	(d)	(e)

Donald F. Schenkel, CEO	Supplemental Executive Retirement Plan (SERP)	(1)	-	$1,910,368	-
Michael D. Cahill, CFO	-		-	-	-
Curtis A. Brown, Former President	-		-	-	-
Gary D. Shearer, CEO Tower Trust Co.	-		-	-	-
Darrell L. Jaggers, EVP	-		-	-	-
William Olds, Jr., SVP	-		-	-	-

Schenkel SERP Benefits Summary

Age	Base Salary (2)	Annual Benefit	Net Unaccrued Liability (3)
67	$285,000	$142,500	$302,672
68	$285,000	$156,750	$137,058
69	$285,000	$171,000	$0
70	$285,000	$185,250	$0

(1)
The SERP has been in place for 5 years. Mr. Schenkel is the only participant. Additional information regarding the SERP is provided in the section titled “Retirement and Other Benefits” within the Compensation Discussion & Analysis.

(2)	Amounts represent the maximum salary benefit Mr. Schenkel will receive under the SERP. For purposes of calculating benefits under the SERP, Mr. Schenkel’s base salary is capped at $285,000 per annum.
(3)	Amounts represent the excess over the amount otherwise required to be accrued in the event that Mr. Schenkel retires prior to his retirement age of 70 in order to pay the described annual benefit.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Donald F. Schenkel, CEO(3)	-	-	-	-	-
Michael D. Cahill, CFO	-	$13,028	$775	-	$32,878
Curtis A. Brown, Former President	-	-	$1,120	-	$14,040
Gary D. Shearer, CEO Tower Trust Co.	-	$11,000	$1,067	-	$38,348
Darrell L. Jaggers, EVP	-	$6,153	-	-	$6,153
William Olds, Jr., SVP(4)	-	-	-	-	-

(1)
Amounts represent awards granted by the Committee pursuant to the Deferred Compensation Plan, which is described in further detail in the section entitled “Deferred Compensation” within the Compensation Discussion and Analysis.

(2)
Amounts represent interest earned during 2006 on the aggregate amount held for each Named Executive Officer. The rate of interest is the average five-year treasury rate for the last full week of the year prior per the Wall Street Journal. Thus, in 2006, this interest rate was based on the average five-year treasury rate from the Wall Street Journal for the week ended December 30, 2005, which was 4.33%.

(3)	Mr. Schenkel did not receive any contributions to his Deferred Compensation Plan Account.
(4)	Mr. Olds is not eligible to participate in the Deferred Compensation Plan at this time.

Director Compensation

The Committee reviews board of director compensation and seeks to establish compensation levels that will attract, motivate, and retain appropriate community leaders and business people who will provide oversight, be independent of management, and provide appropriate input into the strategic and operational activities of the Company. In setting director compensation, the Committee considers the significant amount of time that directors are required to expend in fulfilling their duties, as well as the skill-level required of members of our board of directors and various committees. For the fiscal year ended December 31, 2006, members of the board of directors who were not employees of the Company received a $2,250 cash annual retainer as well as $400 for each board meeting attended. In regard to committees, the chair of the Audit Committee received an annual retainer of $1,250, the chair of the Compensation Committee received an annual retainer of $1,000 and the chair of the Corporate Governance Committee received a retainer of $750. A retainer was also received by each of the Compensation Committee members in the amount of $750. Additionally, each member of the board of directors who served on a committee received $325 for each committee meeting attended.

The compensation program for our non-employee directors is reviewed annually by the Committee to ensure that the program remains competitive. In 2005, the Committee employed Clark Consulting to review our board of directors compensation program. The Clark Consulting report indicated that board and committee members were being compensated at the 25th percentile or below, and, based on that review, the Committee agreed to increase the board and committee compensation up to the 50th percentile over a three-year period, commencing in 2005.

We have a Director Deferred Compensation Plan, which enables directors to defer any portion of their current compensation. We have not included any non-qualified deferred compensation earnings on directors’ deferred fees because we do not pay above-market interest on these deferred amounts.

The following table provides information concerning the compensation of our directors for the year ended December 31, 2006.

Directors Compensation Table

Name	Fees Earned Or Paid in Cash	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.(1)	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Keith E. Busse	$10,475	-	-	-	-	-	$10,475
Kathryn D. Callen*	$10,800	-	-	-	-	$1,451	$12,551
Michael S. Gouloff*	$16,125	-	-	-	-	$1,855	$17,981
Jerome F. Henry, Jr.*	$10,625	-	-	-	-	$1,355	$11,980
R.V. Prasad Mantravadi, M.D.*	$7,950	-	-	-	-	$1,141	$9,091
Debra A. Niezer*	$15,225	-	-	-	-	$1,866	$17,091
William G. Niezer*	$12,775	-	-	-	-	$1,531	$14,306
Joseph D. Ruffolo*	$15,300	-	-	-	-	$1,858	$17,158
John V. Tippmann, Sr.*	$6,900	-	-	-	-	$983	$7,883
Irene A. Walters*	$13,025	-	-	-	-	$1,643	$14,668
Donald R. Willis	$7,950	-	-	-	-	-	$7,950
* Indicates that the Director has elected to defer stated amounts pursuant to the Director Deferred Compensation Plan.

(1)
Reflects interest earned in 2006 on the deferred portion of the directors’ fees is equal to the average five-year treasury rate for the last full week of the year prior per the Wall Street Journal. Thus, in 2006, this interest rate was based on the average five-year treasury rate from the Wall Street Journal for the week ended December 30, 2005, which was 4.33%. As noted earlier, individual earnings are not reported because they are not considered to be “above-market” or “preferential.”

(2)	We do not provide any non-equity incentive plans for directors.
(3)
There is currently no equity component in the directors’ compensation program. Thus, the aggregate number of stock and option awards outstanding for each of the directors at 2006 Fiscal Year End was 0.

PROPOSAL 2
RATIFICATION OF OUTSIDE ACCOUNTANTS

The Audit Committee has selected Crowe Chizek and Company LLC (“Crowe”), independent registered public accountants, as our auditors for the year ending December 31, 2007. Although the law does not require shareholder approval of the selection of Crowe, our Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If our shareholders at the 2007 Annual Meeting do not approve this proposal, our Audit Committee will revisit their selection of Crowe for the coming year’s audit work.

Representatives of Crowe are expected to be present at the 2007 Annual Meeting and will be given an opportunity to make a statement if they desire. Representatives will respond to appropriate questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF CROWE CHIZEK & COMPANY LLC, AS OUTSIDE ACCOUNTANTS.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight regarding the integrity of Tower Financial Corporation’s accounting functions and systems of internal controls. Management has the primary responsibility for our accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of our consolidated financial statements of Crowe Chizek and Company LLC, our independent auditor, is responsible for performing an independent audit of our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board, reviews our financial disclosures, and meets privately, outside the presence of management, with our independent auditors to discuss our internal accounting control policies and procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Crowe Chizek and Company LLC, and recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited consolidated financial statements in our 2006 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission, as well as the quarterly financial statements included in the Company’s Forms 10-Q during 2006, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent auditors, Crowe Chizek and Company LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has also received and reviewed the written disclosures and the letter from Crowe required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence.

The Audit Committee has also considered whether the provision of services by Crowe not related to the audit of the financial statements referred to above is compatible with maintaining Crowe’s independence.

The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. In that regard, the Audit Committee approved the selection and engaged the services of Crowe Chizek and Company LLC as our independent auditors for the Company’s fiscal year ending December 31, 2007.

William G. Niezer, Chair
Keith E. Busse
Kathryn D. Callen
Jerome F. Henry, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Auditors’ Services and Fees

The Company incurred the following fees for services performed by Crowe in fiscal years 2006 and 2005.

Audit Fees: Fees for professional services provided in connection with the audit of our annual consolidated financial statements and for the review of financial statements included in our Forms 10-Q, as well as internal control over financial reporting and services concerning SEC filings, were $118,000 for fiscal year 2006 and $112,500 for fiscal year 2005.

Audit-Related Fees: Fees for professional services for the 401(k) plan audit were $21,133 for fiscal year 2006 and $14,500 for fiscal year 2005.

Tax Fees: Fees for services rendered for tax compliance, tax advice and tax planning, including assistance in the preparation and filing of tax returns, were $12,975 for fiscal year 2006 and $11,050 for fiscal year 2005.

All Other Fees: Fees for all other permissible services that do not fall within the above categories, including compliance consulting, certification requirement consulting, and tax services for trust customers were $84,315 for fiscal year 2006 and $70,015 for fiscal year 2005.

Pre-Approval Policy: The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independence of the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee, who must then report any such pre-approval decisions made by him to the Audit Committee at its next meeting.

The aggregate amount of all non-audit services constituted approximately 41% of the total amount of fees paid by the Company to Crowe for fiscal year 2006 and 39% for fiscal 2005.

RELATED PERSONS TRANSACTIONS

Related persons transactions are subject to our Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons. A copy of this policy is available on our website at www.towerbank.net.

The policy applies to any “Transaction With a Related Person.” Under our policy, a “Related Person” is a person who is, or at any time since the beginning of our last fiscal year was a director or executive officer, a nominee to become a director, a shareholder who beneficially owns 5% or more of our common stock, an “Immediate Family Member” (that is, a spouse, child, parent, sibling, or an in-law) of any of the foregoing persons, as well as any entity which is owned or controlled by any of such persons (or of which such person is a general partner or a 5% or greater beneficial owner) or any other person identified by our Audit Committee or our Board as a “Related Person” for purposes of this policy. Once a person has been identified as “Related Person” and if Tower Financial Corporation or any subsidiary is a participant, then if the aggregate amount involved in the transaction exceeds $60,000 and the “Related Person” has a direct or indirect interest (other than simply as a result of being a director or less than a 10% beneficial owner of the entity involved) the transaction must be considered, approved or ratified by the Audit Committee.

We have established the threshold transactional amount at $60,000, which triggers the review, even though applicable SEC regulations set the threshold at $120,000. We have done this so that even smaller transactions with Related Persons will be reviewed for fairness and appropriateness. Employment of a Related Person in the ordinary course of business consistent with our policies and practices with respect to the employment of non-Related Persons in similar positions (so long as the Related Person is not an executive officer required to be reported in our annual proxy statement) is not subject to the policy. Transactions involving competitive bids or transactions involving services as a bank depository, transfer agent, registrar, or trustee are considered pre-approved for purposes of our policy.

All other transactions subject to our policy must be approved in advance by the Audit Committee, unless our Chief Executive Officer or Chief Financial Officer determines that it is impractical to wait until an Audit Committee meeting. In such event, the disinterested Chair of the Audit Committee may review and approve the proposed Related Person transaction but shall then promptly report any such approval to the full Audit Committee. All material facts respecting the Related Person transaction must be disclosed to the Audit Committee. In the event that we become aware of a Related Person transaction that has not been approved prior to its consummation, the matter must then still be reviewed by the Audit Committee, which will then review all relevant facts and circumstances, shall evaluate all available options (including ratification, revision or termination of the transaction), and shall take such course of action as it deems appropriate.

In reviewing any Related Person transaction, the Audit Committee must consider the proposed benefits to the Company, the availability of other sources of comparable products or services, an assessment of whether the proposed transaction is at least on terms comparable to the terms available to an unrelated third party or to employees generally, and must then determine that the transaction is fair and reasonable to the Company.

Banking Transactions

Directors and officers of the Company and the Bank and the companies with which they are associated, including members of the Compensation Committee, have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities are made at arm’s-length in accordance with applicable lending and credit practices, in accordance with all applicable laws and regulations, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness and may not involve more than normal risk or present other unfavorable features to the Company and the Bank. Management believes that all transactions between the Company or the Bank on one hand, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank on the other hand, are on terms no less favorable to the Company or the Bank than could be obtained on an arm’s-length basis from unaffiliated third parties. All loan transactions, presently in effect with any director or executive officer are current as of this date and are in compliance with Regulation O. As of December 31, 2006, the Bank had 63 outstanding loans to the directors and executive officers of the Company and the Bank totaling $18,088,374 and an aggregate amount under commitment, including these outstanding loans, totaling $24,043,516.

Lease of Headquarters Building

We lease our headquarters facility from Tippmann Properties, Inc., agent for director John V. Tippmann, Sr. Our headquarters facility is a historic landmark building known as the Lincoln Tower, and the “Tower” in our corporate name is derived from our occupancy of this building. Indeed, the building’s profile constitutes one of our trademarks. As such, the facility is a one-of-a-kind facility. The original lease was a 10-year lease which commenced in January 1999, with annual rental payments at that time of $9.75 per square foot. Subsequent addenda to the lease have been signed as we expanded our staff and needed additional space. There have been approximately four additional addenda, each coinciding with the occupancy of additional space. In 2001, the original lease was extended to 15 years, with one renewal option of 10 years at the then prevailing market rate. In 2006, two amendments were executed to add 7,466 square feet to the leased premises, and as of December 31, 2006, we lease a total of 49,257 square feet from Tippmann Properties, Inc., at a composite current rental rate of $14.75 per square foot. During 2006, we paid Tippmann Properties, Inc. approximately $676,000 in rent and various building expenses. Each lease transaction was reviewed by the Audit Committee, after securing prevailing rate information for downtown buildings of comparable quality from unrelated outside professional real estate sources, and we believe that this lease is on terms no less favorable than could be obtained from unaffiliated third parties.

Other Transactions

In connection with the design of our Warsaw, Indiana regional banking facility, we have contracted to pay the architectural firm of Schenkel & Shultz LLC a total of $105,160 for architectural and construction management services. Michael S. Gouloff, a principal owner of Schenkel & Shultz LLC is a director and is Chair of our Compensation Committee. This transaction was reviewed by our Audit Committee, which, after due consideration, found the transaction to be fair and reasonable to the Company and on terms no less favorable than could be obtained from unaffiliated third parties.

The law firm of Barrett & McNagny LLP, of which Robert S. Walters is a partner, performs legal services for the Company. Mr. Walters is the spouse of Irene A. Walters, one of our directors. The engagement of the Barrett & McNagny law firm was approved by the full Board, including all members of the Audit Committee. During 2006, we paid approximately $99,000 in legal fees and related expenses to this law firm.

SHAREHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

In order to be considered at the 2008 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in Section 1.4 and Section 1.5 of the Company’s By-laws, a copy of which is available upon request, as well as the procedures described in Rule 14a-8 under the Securities Exchange Act of 1934. A proposal submitted by a shareholder for the 2008 Annual Meeting of Shareholders must be sent to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and received by November 15, 2007 in order to be eligible to be included in the Company’s Proxy Statement for the meeting.

Our By-laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the By-Laws provide that a shareholder of record entitled to vote at such meetings may nominate one or more persons for election as director or directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

Annex A

Board Committees

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
TOWER FINANCIAL CORPORATION

Purpose

The Compensation Committee of the Board of Directors of Tower Financial Corporation (the "Company") is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company.

The Compensation Committee is also responsible for producing an annual report on executive compensation, for reviewing management’s Compensation Discussion and Analysis and for determining whether to approve it for inclusion in the Company’s proxy statement and, by incorporation by reference or otherwise, for inclusion in the Company’s Annual Report on Form 10-K, all in accordance with applicable rules and regulations.

Committee Membership

The Compensation Committee shall consist of at least three directors. Each of the members of the Compensation Committee shall meet the independence requirements of the Nasdaq Stock Market, shall be a "Non-Employee Director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be an "Outside Director" as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended and shall meet all other independence tests and annual independent determinations by the Board of Directors.

The members of the Compensation Committee and the Chair of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer ("CEO") or other executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO and other executive officer compensation, evaluate performance in light of those goals and objectives, and set the compensation levels based on this evaluation. In determining the long-term incentive component of compensation, the Compensation Committee will consider, among other things, the Company’s performance and relative shareholder return, the value of similar incentive awards at comparable companies, and the awards given in past years.

3. The Compensation Committee shall review and make recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and equity-based plans. The Compensation Committee shall administer all of the Company’s equity-based incentive plans, including making and approving awards under such plans, and shall review all proposed new or amended employee benefit plans.

4. The Compensation Committee shall annually review and approve, for the CEO and the other executive officers of the Company (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, and (d) any special or supplemental benefits.

5. The Compensation Committee shall approve and authorize the Company to enter into any employment agreements, severance arrangements, change in control agreements or provisions, or other compensation-related agreements, in each case as, when and if appropriate, with executive officers of the Company.

6. The Compensation Committee shall periodically review and approve the Company’s policies on perquisites.

7. The Compensation Committee shall approve the amount of any discretionary contribution to be made by the Company under its 401(k) Plan.

8. The Compensation Committee shall recommend to the Board the form and amount of director compensation. The Compensation Committee shall conduct an annual review of director compensation.

9. The Compensation Committee shall meet at least quarterly or more frequently as circumstances dictate. The Compensation Committee shall meet prior to the mailing of the proxy statement for the Company’s annual meeting of shareholders for the purpose of considering and approving the report of the Compensation Committee included in the proxy statement. In addition, the Compensation Committee shall meet with senior management to review and discuss management’s Compensation Discussion and Analysis required by the provisions of SEC Regulation S-K, Item 402(b), and based on such review and discussion, to determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis directly in the Company’s Annual Report on Form 10-K or for inclusion in the Company’s proxy statement for incorporation by reference into the Annual Report on Form 10-K.

10. The Compensation Committee may form and delegate authority to a subcommittee of the Compensation Committee or to the Chair of the Compensation Committee as and when appropriate.

11. The Compensation Committee shall make regular reports to the Board.

12. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

13. The Compensation Committee shall annually review its own performance.